UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2011

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-175708	27-2170749
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

66 Cherry Hill Drive

Beverly, Massachusetts 01915

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (978) 922-3080

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2011, the Company’s current Vice President, General Counsel and Secretary, Michael R. Costa, and the Company’s current Chief Financial Officer, Jon Wilcox, entered into employment agreements with subsidiaries of the Company. Neither Mr. Costa nor Mr. Wilcox were previously parties to written employment agreements.

Mr. Costa, who is 41 years old, has served as the Company’s Vice President, General Counsel and Secretary since 2007. Mr. Costa has more than 14 years experience as a corporate healthcare attorney. Prior to joining the Company, from 2001 to 2005, Mr. Costa served as an Associate and, from 2006 to 2007, as Senior Counsel in the Health Business Group of Greenberg Traurig LLP. From 1999 to 2001, Mr. Costa served as an Associate Healthcare Attorney at Behar & Kalman in Boston, Massachusetts. Mr. Costa holds a B.S. degree in Legal Studies and Business Management from Roger Williams University, an M.P.H. from Boston University School of Public Health and a J.D. from Suffolk University Law School.

The material terms of Mr. Costa’s employment agreement include the following:

(a) Annual Base Salary: $316,250, subject to such increases, if any, based on the periodic review of the Company’s Board of Directors.

(b) Term: One (1) year with automatic one (1) year extensions unless either the Company or Mr. Costa provides not less than sixty (60) written notice prior to the end of the initial term or the renewal term of its or his intent to not renew the employment agreement.

(c) Bonus: Annual cash bonus as determined by the Company’s compensation committee or the Board of Directors acting as the compensation committee.

(d) Benefits: Customary benefits for the Company’s executive officers.

(e) Termination without Cause: In the event that Mr. Costa is terminated without cause, he is entitled to (i) twelve (12) months base salary paid over such twelve (12) month period, conditioned upon Mr. Costa entering into a general release of the Company, (ii) any accrued but unpaid bonus for any fiscal year prior to the year of termination, and (iii) continued participation in the Company’s group health plans for the lesser of twelve (12) months or until he becomes eligible for comparable coverage under health plans of another employer.

(f) Noncompetition, Nonsolicitation and Confidentiality Covenants: Mr. Costa is subject to standard noncompetition, nonsolicitation and confidentiality covenants which are applicable until the second anniversary of the termination of his employment agreement.

Jon Wilcox, who is 38 years old, previously served as Vice President of Finance of the Company’s wholly-owned subsidiary, American Renal Associates from July 2009 to April 2011, at which time he was appointed as the Company’s Chief Financial Officer. Mr. Wilcox is a CPA with more than 15 years of experience in accounting and finance. From July 2008 until July 2009, Mr. Wilcox was Vice President of Finance at Vlingo, a speech recognition software company, where he was responsible for all aspects of finance and administration, and, from July 2005 until July 2008, Mr. Wilcox was Executive Director of Finance at Cynosure, a medical device manufacturer, where he was primarily responsible for all worldwide financial activities. Mr. Wilcox has additionally served as Director of Finance at Forrester Research, a public research company, and as an audit manager at Arthur Andersen in its Boston office. Mr. Wilcox received his B.S. degree in Government and History from Centre College in 1995 and his Master of Public Accountancy and M.B.A from Northeastern University in 1996.

The material terms of Mr. Wilcox’s employment agreement include the following:

(a) Annual Base Salary: $256,000, subject to such increases, if any, based on the periodic review of the Company’s Board of Directors.

(b) Term: One (1) year with automatic one (1) year extensions unless either the Company or Mr. Wilcox provides not less than sixty (60) written notice prior to the end of the initial term or the renewal term of its or his intent to not renew the employment agreement.

(c) Bonus: Annual cash bonus as determined by the Company’s compensation committee or the Board of Directors acting as the compensation committee.

(d) Benefits: Customary benefits for the Company’s executive officers.

(e) Termination without Cause: In the event that Mr. Wilcox is terminated without cause, he is entitled to (i) twelve (12) months base salary paid over such twelve (12) month period, conditioned upon Mr. Wilcox entering into a general release of the Company, (ii) any accrued but unpaid bonus for any fiscal year prior to the year of termination, and (iii) continued participation in Company’s group health plans for the lesser of twelve (12) months or until he becomes eligible for comparable coverage under health plans of another employer.

(f) Noncompetition, Nonsolicitation and Confidentiality Covenants: Mr. Wilcox is subject to standard noncompetition, nonsolicitation and confidentiality covenants which are applicable until the second anniversary of the termination of his employment agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement among American Renal Management LLC, American Renal Holdings Inc. and Michael R. Costa dated October 13, 2011.

10.2 Employment Agreement among American Renal Management LLC, American Renal Holdings Inc. and Jonathan Wilcox dated October 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Date: October 14, 2011	By:	/s/ Michael R. Costa
Michael R. Costa Vice President, General Counsel and Secretary